Exhibit 99.1

NEWS RELEASE

Investor Contact:	Company Contact:

Alex Wellins, Annie Palmore	Mike Peckham
the blueshirt group for NetManage	Chief Financial Officer
(415) 217-7722	NetManage, Inc.
alex@blueshirtgroup.com	(408) 973-7171
annie@blueshirtgroup.com

NetManage Reports Third Quarter 2003 Results

Cupertino, Calif., October 27, 2003 – NetManage, Inc. (Nasdaq: NETM), experts in host access and integration solutions, today reported financial results for the quarter ended September 30, 2003.

Net revenues for the third quarter of 2003 were $11.4 million, compared with net revenues of $14.0 million for the third quarter of 2002. Net loss for the quarter was $1.8 million, or $0.21 per share. This compares with a net loss of $11.3 million, or $1.28 per share during the same period in the prior year.

For the nine months ended September 30, 2003, net revenues were $37.4 million compared to net revenues of $49.2 million for the same period of 2002. Net loss for the nine months ended September 30, 2003 was $4.7 million or $0.54 per share which compares to a net loss of $15.7 million, or $1.74 per share for the same period in the prior year.

Cash and cash equivalents amounted to $21.8 million at September 30, 2003.

During the quarter, the Company received new and renewed business from such customers as Blue Cross Blue Shield of South Carolina, Debenhams Retail PLC, Costco Wholesale, Daimler Chrysler, Lear Corporation, Union Bank of California, Cox Communications and the U.S. Department of Justice among others.

“We are continuing to improve our results,” said Zvi Alon, president and CEO of NetManage. “In the seasonally slow third quarter, our bookings were in line with the first two quarters of the year and our OnWeb® business continues to gain customer acceptance. Customers are learning that OnWeb can provide cost-effective web-based access to critical data, and this resulted in increased demand and sales activity in the third quarter. In addition, we reduced costs thereby improving our operating results and we have a solid pipeline of business heading into our seasonally strong fourth quarter.”

Conference Call Information

The Company has scheduled a conference call to discuss the results at 1:30 p.m. PT (4:30 p.m. ET) on Monday, October 27, 2003. The call will be broadcast live via the Investors section on the NetManage Web site, www.netmanage.com/investors or by dialing 719-457-2679 and entering the reservation number 659051. A playback of the conference call can be accessed beginning October 27, 2003 at 4:30 p.m. PT and is available through 10:00 p.m. PT on November 2, 2003. The playback will be broadcast via the Investors section on the NetManage Web site, www.netmanage.com/investors or by dialing 719-457-0820 and entering the reservation number 659051. NetManage will furnish this press release to the Securities and Exchange Commission on a Form 8-K and will post this release in the Investors section of its Web site prior to its conference call.

About NetManage

NetManage, Inc. (Nasdaq: NETM) believes that mainframe systems are core business assets, not legacy technologies. The NetManage Host Access Platform provides a continuum of solutions enabling rapid deployment of Web initiatives using host and non-host based processes. By extending mainframe data and logic, NetManage delivers new efficiencies and returns in a Web-based business world. Founded in 1990, the Company has more than 10,000 customers including 480 of the Fortune 500. NetManage is headquartered in Cupertino, California and has offices worldwide. For more information, visit www.netmanage.com

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© 2003 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding improvement in the Company’s competitive position, improvement in financial results and business pipeline, the Company’s positioning in the eBusiness market, and the progress and benefits of the Company’s execution on its business plan. The Company’s actual results could differ materially from the results discussed in the forward-looking statements.

The factors that could cause or contribute to such differences include, among others, that the markets for the Company’s products could grow more slowly than the Company or market analysts believe, that the current worldwide economic downturn could continue or worsen, that the Company is unable to position itself to take advantage of growth in the eBusiness market, that the Company will not be able to take advantage of growth in the Company’s target markets, the Company’s ability to further reduce its operating expenses, or the impact of currency fluctuations on the Company’s operations. In addition, there is no assurance that the Company will not suffer increased competitive pressures; and that corporate buying decisions will not be influenced by the actions of the Company’s competitors or other market factors; or that the Company will continue to progress in the execution of its business plan. Additional information on these and other risk factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.

NETMANAGE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	September 30,	December 31,
	2003	2002

Cash, cash equivalents and short-term investments	$21,750	$24,094
Accounts receivable, net	5,392	18,332
Prepaid expenses and other current assets	2,840	2,933

Total current assets	29,982	45,359
Property and equipment, net	1,978	2,323
Goodwill	1,762	1,762
Other intangibles, net	2,087	3,573
Other assets	133	221

Total assets	$35,942	$53,238

Current liabilities	$23,972	$35,570
Long-term liabilities	1,278	1,581
Stockholders’ equity	10,692	16,087

Total liabilities and stockholders’ equity	$35,942	$53,238

NETMANAGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2003	2002	2003	2002

		(Restated)*		(Restated)*
Net revenues:
License fees	$4,022	$5,338	$14,258	$23,391
Services	7,355	8,616	23,109	25,777

Total net revenues	11,377	13,954	37,367	49,168
Cost of revenues:
License fees	277	379	1,353	1,761
Services	1,066	1,561	3,593	4,877
Amortization of developed technology	294	562	953	1,684

Cost of revenues	1,637	2,502	5,899	8,322

Gross margin	9,740	11,452	31,468	40,846

Operating expenses:
Research and development	1,831	3,130	6,547	10,319
Sales and marketing	5,805	8,244	19,440	27,695
General and administrative	2,891	3,729	8,660	8,699
Restructuring charge, net	339	4,614	1,829	4,614
Amortization of intangible assets	150	201	449	605

Total operating expenses	11,016	19,918	36,925	51,932

Loss from operations	(1,276)	(8,466)	(5,457)	(11,086)
Loss on investments	—	(2,534)	(32)	(2,534)
Interest income (expense) and other, net	(109)	69	11	271
Foreign currency transaction gains (losses)	(401)	(79)	489	(1,387)

Loss before provision for income taxes	(1,786)	(11,010)	(4,989)	(14,736)
Provision (benefit) for income taxes	4	330	(297)	917

Net loss	$(1,790)	$(11,340)	$(4,692)	$(15,653)
Net loss per share
Basic and diluted	$(0.21)	$(1.28)	$(0.54)	$(1.74)
Weighted average common shares and equivalent
Basic and diluted	8,665	8,878	8,646	8,980

*	September 30, 2002 comparative amounts have been restated for the items discussed in the Company’s Form 10-K for the year ended December 31, 2002.